Amendment No. 3
To
Change in Control Agreement

THIS AMENDMENT NO.3 (“Amendment No.3”) to the Change in Control Agreement referred to herein below by and between eFunds Corporation, a Delaware corporation (the “Company”) and Paul F. Walsh (the “Executive”), recites and provides as follows:

RECITALS

WHEREAS, Executive entered into an Amended and Restated Change in Control Agreement with the Company on November 3, 2004 (such agreement, as amended by Amendment No. 1 and Amendment No. 2 thereto, being referred to herein as the “Change in Control Agreement”); and

WHEREAS, pursuant to this Amendment No. 3 the parties wish to amend the Change in Control Agreement as provided below;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive agree as follows:

AGREEMENT

1. Amendments. (a) Section V.A.2. of the Change in Control Agreement is hereby amended to read as follows:

2. “the Company shall pay to the Executive a lump sum cash payment equal to: (i) $9,000.00 dollars on the date that is 6 months after the Date of Termination; (ii) payments of $1,500.00 dollars per month for 12 months thereafter; and (iii) payments of $2,167.00 dollars per month for 18 months thereafter, in lieu of any continuing benefits under any welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical and dental benefits under another employer provided plan, the payments set forth in (ii) and (iii) herein shall thereafter cease. The Executive shall notify the Company if and when he or she becomes re-employed with another employer and is eligible to receive medical and dental benefits under another employer provided plan.”

(b) Section V.A.4. of the Change in Control Agreement is hereby deleted; and

(c) Section XI.J. is hereby added to the Change in Control Agreement and shall read as follows: “All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A of the Code, to the extent applicable, which does not reduce the benefits to be received hereunder. Notwithstanding any provision in this Agreement to the contrary, any payment required to be made to the Executive, pursuant to Sections V.A.1.(b) and (c) and Section VIII., as a result of the termination of the Executive’s employment shall be delayed for 6 months after the Date of Termination, the period of time necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the date that is 6 months after the Date of Termination, there shall be paid to the Executive, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence without any adjustment for delay in payment.”

2. Definitions. Capitalized terms used and not defined in this Amendment No. 3 shall have the meanings ascribed to such terms in the Change in Control Agreement.

3. Continuing Effect of Change in Control Agreement. Except as expressly provided herein to the contrary, the Change in Control Agreement shall remain unaffected and continue in full force and effect after the date hereof.

4. References to Change in Control Agreement. From and after the execution and delivery of this Amendment No. 3, all references to the Change in Control Agreement in the Change in Control Agreement or any other document executed or delivered in connection therewith shall be deemed a reference to the Change in Control Agreement as amended hereby, unless the context expressly requires otherwise.

5. Counterparts. This Amendment No. 3 may be executed by one or more of the parties to this Amendment No. 3 on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

6. Governing Law. This Amendment No .3 shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

EFUNDS CORPORATION

By:	/s/ Laura DeCespedes

Name: Laura DeCespedes

Title: Executive Vice President, HR

EXECUTIVE

By:	/s/ Paul F. Walsh

Name: Paul F. Walsh

Title: Chairman and Chief Executive Officer